Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We have issued our reports dated January 14, 2009, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of PLATO Learning, Inc. on Form 10-K for the year ended October 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of PLATO Learning, Inc. on Form S-3 (Nos. 333-101087, effective November 7, 2002) and on Forms S-8 (Nos. 333-30963, effective December 12, 2008, No. 333-30965, effective December 12, 2008, No. 333-61721, effective August 18, 1998, No. 333-45230, effective September 6, 2000, No. 333-141544, effective March 23, 2007 and No. 333-156110, effective December 12, 2008).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
January 14, 2009